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                                  Exhibit (2)(c)

                       STATE STREET RESEARCH GROWTH TRUST

                         Amendment No. 2 to the By-Laws


     Section 6.1 of Article 6 of the By-Laws of State Street Research Growth Trust is hereby amended in its entirety to read as follows:

     "6.1 GENERAL. The fiscal year of the Trust or any Sub-Trust shall be fixed by resolution of the Trustees. The Trust and any Sub-Trusts may have different fiscal years."

     This amendment is adopted pursuant to authorization by Trustees on May 3, 2000.






Effective as of:
June 1, 2000                           By: /s/ Darman A. Wing
                                          -------------------------------------
                                           Darman A. Wing
                                           Assistant Secretary